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                                                                     Exhibit 8.1
                            MAYER, BROWN, ROWE & MAW

                            190 South La Salle Street

                          Chicago, Illinois 60603-3441

                                                                 MAIN TELEPHONE
                                                                 (312) 782-0600
                                                                    MAIN FAX
                                                                 (312) 701-7711


                                December 17, 2002


To the Persons Listed on
Schedule A attached hereto

     Re: Capital One Auto Finance Trust 2002-C
         Class A Notes Federal Tax Opinion

Ladies and Gentlemen:

     We have acted as special federal tax counsel for Capital One Auto Receivables, LLC ("COAR") and Wilmington Trust Company, not in its individual capacity but solely as owner trustee for Capital One Auto Finance Trust 2002-C, a Delaware common law trust (the "Owner Trustee" or the "Trust"), in connection with the issuance and sale of Class A-1 Asset Backed Notes (the "Class A-1 Notes"), Class A-2 Asset Backed Notes (the "Class A-2 Notes"), Class A-3-A Asset Backed Notes (the "Class A-3-A Notes"), Class A-3-B Asset Backed Notes (the "Class A-3-B Notes") and Class A-4 Asset Backed Notes (the "Class A-4 Notes"; together with the Class A-1 Notes, Class A-2 Notes, Class A-3-A Notes and Class A-3-B Notes, the "Notes"), to be issued pursuant to the Indenture, dated as of December 17, 2002 (the "Indenture"), between the Owner Trustee and JPMorgan Chase Bank, as Indenture Trustee (the "Indenture Trustee"). Capitalized terms not otherwise defined herein are used as defined in the Indenture.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions, including: (i) the Prospectus, dated December 2, 2002 (the "Prospectus") and the Prospectus Supplement (to the Prospectus), dated December 6, 2002 (the "Prospectus Supplement"), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the



     Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We Operate in Combination with our Associated English Partnership in the Offices Listed Below.

    Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles
     Manchester New York Palo Alto Paris Washington INDEPENDENT MEXICO CITY
            CORRESPONDENT: Jauregui, Navarrete, Nader y Rojas, S.C.

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MAYER, BROWN, ROWE & MAW
December 17, 2002
Page 2


Indenture; (iii) the Transfer and Assignment Agreement; (iv) the Contribution Agreement; (v) the Trust Agreement; (vi) the Amended and Restated Limited Liability Company Agreement of COAR; (vii) the Officer's Certificate of COAR attached hereto as Exhibit A; (viii) specimens of the Notes and (ix) specimens of the Certificates (collectively the "Operative Documents").

     The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     Based upon the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, it is our opinion that:

     1. the Notes will be treated as debt for United States federal income tax purposes; and

     2. the Trust will not be classified for federal income tax purposes as an association or publicly traded partnership taxable as a corporation.

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MAYER, BROWN, ROWE & MAW
December 17, 2002
Page 3








     The scope of these opinions are expressly limited to the issues set forth herein and are limited in all respects to laws and facts existing on the date hereof. We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.


                                               Very truly yours,

                                               /s/ Mayer, Brown, Rowe & Maw

                                               MAYER, BROWN, ROWE & MAW

WAL/PJK/KAA/CMG

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13001727 01717100






                                   Schedule A

Standard & Poor's Ratings Services             Capital One Auto Finance, Inc.
55 Water Street                                1680 Capital One Drive
40th Floor                                     McLean, Virginia  22102
New York, NY 10041
                                               Capital One Auto Receivables, LLC
Fitch, Inc.                                    1680 Capital One Drive
One State Street Plaza                         McLean, Virginia  22102
New York, NY 10004

Banc of America Securities LLC
J.P. Morgan Securities Inc.
as Representatives of the several
Underwriters
c/o Banc of America Securities
LLC 10th Floor 100 North Tryon St.
Charlotte, NC 28255

MBIA Insurance Corporation
113 King Street
Armonk, NY 10504

JPMorgan Chase Bank
Individually and as Indenture Trustee
4 New York Plaza, 6th Floor
New York, New York 10004-2413

Wilmington Trust Company
as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, DE  19890-0001